CSB BANCORP, INC.

LIMITED POWER OF ATTORNEY FOR SECTION 16 REPORTS


	The undersigned, in his capacity as a person required to file reports pursuant to Section 16 (a) of the Securities Exchange Act of 1934 (the "Exchange Act"), hereby appoints Douglas W. Thiessen and Margaret L. Conn, and each of them individually, as his true and lawful attorney-in-fact and agent, with full power of substitution, to execute his name, place, and stead and to file with the Securities and Exchange Commission any report which the undersigned is required to file under Section 16 with respect to his beneficial ownership of securities of CSB Bancorp, Inc., an Ohio corporation, or any amendment to any such report.

	IN WITNESS WHEREOF,
the undersigned has executed this instrument as of the 18th day of December, 2004.

/s/ Ronald E. Holtman

Witnessed this 18th day of
December, 2003

/s/ Gail Cochran, Notary

GAIL COCHRAN
Notary
Public, State of Ohio
My Commission Expires
August 6, 2007